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ROFIN-SINAR TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

SilverArrow Capital Advisors LLP

SilverArrow Capital Holding Ltd.

SAC Jupiter Holding Ltd.

Pluto Fund Limited

Thomas Limberger

Robert Schimanko

Jordan Kovler

Gebhard Rainer

Abdullah Saleh A. Kamel

Osama H. Al Sayed

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 4, 2016, SilverArrow Capital Advisors LLP (“SilverArrow”), for and on its own behalf, and on behalf of the other Participants (as defined below), issued an updated version of its stockholder presentation. For the convenience of stockholders, the Participants are also filing the latest version of the fight letter, dated February 23, 2016.

Fix Rofin: It’s time for change to unlock long - term stockholder value March 4, 2016

Disclaimer

This presentation contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "target," "future," "continue," "anticipate," "believe," "estimate," "expect," "strategy," "likely," "may," "should" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, expectations of Rofin's long-term financial prospects, margin and cash flow expansion, and SilverArrow's strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Rofin's actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Many factors could cause Rofin's actual results and financial condition to differ materially from those indicated in the forward-looking statements including those set forth in our Letter to Stockholders dated February 23, 2016. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

The information in this presentation is based on publicly available information about Rofin. Although SilverArrow believes this presentation is substantially accurate in all material respects and does not omit to state material facts necessary to make the statements therein not misleading, SilverArrow makes no representation or warranty, express or implied, as to the accuracy or completeness of the presentation or any other written or oral communication it makes with respect to Rofin. Stockholders should conduct their own independent investigation and analysis of the presentation and of Rofin. This presentation is not investment advice or a recommendation or solicitation to buy or sell any securities.

2 | *For further information please visit www.fixrofin.com.*

SilverArrow

Definitions Analysts Includes: Patrick M. Newton, Stifel Nicolaus; Joe Wittine , Longbow Research; Tom Hayes, Northcoast Research; Mark Miller, The Benchmark Company. Excludes: Noble Financial Capital Markets (dropped coverage); Commerzbank Corporates & Markets (outdated report); Deutsche Bank Research (outdated report); Piper Jaffray (outdated report); Metzler Equity Research (outdated report); DZ Bank (outdated report). Analyst estimates Is the mean of all estimates for the respective period published by the Analysts EDGAR The Electronic Data Gathering, Analysis, and Retrieval system, performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission (SEC). ( www.sec.gov / edgar.shtml ) CAGR Compound Annual Growth Rate FactSet FactSet Research System (www.factset.com) GlassLewis Glass, Lewis & Co. (www.glasslewis.com) MarketsandMarkets MarketsandMarkets : report on laser technologies, components & applications market, global forecast & analysis, issued 2012 and 2013 ( www.marketsandmarkets.com ) ISS Institutional Shareholder Services Inc. ( www.issgovernance.com ) Peer group Includes Coherent (COHR); IPG Photonics (IPGP); GSI Group (GSIG); Newport Corporation (NEWP); II - VI (IIVI) Inc. Peer group c omposite Includes the stock prices of Coherent (COHR); IPG Photonics (IPGP); GSI Group (GSIG); Newport Corporation (NEWP); II - VI (IIVI) Inc. Peer group f ilings Includes: 10K - Filings; 8K - Filings available at EDGAR Rofin or Rofin - Sinar Rofin - Sinar Technologies Inc. Rofin filings Includes: 10K - Filings; 8K - Filings available at EDGAR SEC U.S. Securities and Exchange Commission (www.sec.gov) SilverArrow Includes: SilverArrow Capital LLP and SilverArrow Capital Advisors LLP, London, UK ( www.silverarrowcapital.com ) 3 I For further information please visit www.fixrofin.com .

Fix Rofin: It’s time for change to unlock long - term stockholder value. I. Rofin at a Glance p. 5 II. Our Proposals and Nominees p. 7 - 8 III. Stockholder Value D estruction p. 10 - 14 IV. Selected O perational L owlights p . 16 - 22 V. Corporate Governance Deficiencies p . 24 - 29 VI. Third P arty Analysis p . 31 - 32 VII. SilverArrow’s A ction P lan p . 34 - 36 VIII. Further Information and Supporting M aterial Starting on p . 38 4 I For further information please visit www.fixrofin.com .

I. Rofin at a Glance

Rofin is one of the leading companies in the laser industry but with mediocre operational performance.

Company profile:

Rofin designs, develops, engineers, manufactures and markets laser sources and laser-based system solutions for industrial material processing applications, which include primarily cutting, welding and marking a wide range of materials.

The company's product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths.

Sales by business segment


Components, 15.0%
Marking & Micro Applications, 47.0%
Macro Applications, 38.0%

Sales by region


North America, 21.0%
Europe, 45.0%
Asia, 34.0%

Products & markets:

- Laser Macro Products:
  Semiconductors manufacturing, Heavy/ Light manufacturing; Automotive, Tooling ...





- Laser Micro Products:
  Medical devices; Light Manufacturing; Advanced Packaging & Paper Industry; Semiconductor & Electronics; Photovoltaic ...





- Laser Marking Products:
  Semiconductor & Electronics; Photovoltaic ...





- Components:
  Medical; Laser...

Sources: FactSet, Rofin

5 I *For further information please visit www.fixrofin.com.*

SilverArrow

Fix Rofin: It’s time for change to unlock long - term stockholder value. I. Rofin a t a Glance p. 5 II. Our Proposals and Nominees p. 7 - 8 III. Stockholder Value D estruction p. 10 - 14 IV. Selected O perational L owlights p . 16 - 22 V. Corporate Governance Deficiencies p . 24 - 29 VI. Third P arty Analysis p . 31 - 32 VII. SilverArrow’s A ction P lan p . 34 - 36 VIII. Further Information and Supporting M aterial Starting on p . 38 6 I For further information please visit www.fixrofin.com .

II. Our Proposals and Nominees

Fix Rofin: It's time for change to unlock long-term stockholder value.

Rofin: A company in need of change!

- We believe that Rofin's leadership has **destroyed stockholder value** over the long-term and short-term.
- We believe that Rofin shows **poor operational performance** compared to its peer group.
- We believe that the Board composition demonstrates an **entrenched board with poor governance**.
- We believe that Rofin's board has taken **numerous statutory actions without shareholder consent**.
- Third parties **unfavorable opinions on** Rofin show that they share our beliefs**.**

VOTE GREEN and support SilverArrow's proposals!

Generate change and create long-term stockholder value:

☞ Proposal no. 1: **Election of our nominees** to the board: T. Limberger, G. Rainer, J. Kovler and achieve potential sales **upside of +$180m, cost savings of $57m** and immediately stop cash drain.

Regain control over Corporate Governance:

☞ Proposal no. 2: Advisory vote to **declassify the board of directors;**

☞ Proposal no. 3: Advisory vote to **reduce supermajority voting provisions;**

☞ Proposal no. 4: Advisory vote to **permit stockholders** owning 15% of outstanding shares **to call a special meeting;**

☞ Proposal no. 5: Advisory vote to **permit stockholders to act by written consent.**

7 I *For further information please visit www.fixrofin.com.*

SilverArrow

II. Our Proposals and Nominees

Vote for our Nominees!

Name	Reasons why you should Vote For Our Nominees!
Mr. Thomas Limberger, 48 *A highly experienced corporate restructuring expert, will provide a fresh perspective on the Rofin board.*	Mr. Thomas Limberger has a deep understanding of the material processing, optoelectronics and laser business, having operated for years in these industries. Mr. Limberger has experience managing businesses of up to $5 billion in revenue and has served on the boards of several listed companies. Mr. Limberger currently serves as Founder, Partner and Chief Executive Officer of SilverArrow. He had been the CEO and National Executive of General Electric Germany, Austria and Switzerland, overseeing the capital and industrial businesses in the region with 8'600 employees and EUR 5b revenue. During Mr. Limberger's tenure as CEO of OC Oerlikon AG, the company's market capitalization increased from CHF 1.6 billion to CHF 8.5 billion (+431%) and its share price increased almost 5 fold while outperforming the Swiss market! In fact, the stock price increased so dramatically, Mr. Limberger returned 40,000 options to Oerlikon because the equity value of his overall compensation package became out of line with peers. Additionally, during Mr. Limberger's four-year tenure as CEO of Von Roll Holding AG, the company's stock price doubled from January 2007 until the beginning global economic crisis in January 2009. During the same period, the Swiss stock market declined 37%. Having presided over M&A transactions of approximately $16 billion in recent years, we believe Mr. Limberger has the expertise to oversee the Company in executing a future buy and build strategy. Mr. Limberger is focused on constructive methods to increase long-term shareholder value through operational and structural changes.
Mr. Gebhard Rainer, 53 *C-level financial and business expert which is drastically needed at Rofin.*	Mr. Gebhard Rainer has exceptional operational and financial background and would be a strong addition to the Board. We believe he would be an excellent candidate to serve as Chair of the Audit Committee. Mr. Rainer currently serves as the President and Chief Operating Officer at Coach Inc. He previously worked in numerous capacities at Hyatt Hotels Corporation from 1994-2014, including the role of CFO for numerous years. For the past 35 years, he has gained operational, financial and strategic experience globally, through living and working in the United States, Europe, the Middle East and Asia. The Board has endorsed Mr. Rainer by inviting him to serve as a director.
Mr. Jordan Kovler, 36 *The architect of the Governance revolution at Rofin.*	We believe Mr. Jordan Kovler is an outstanding choice for Rofin's Board, especially in light of the changes needed with respect to corporate governance, transparency and shareholder communications. He will bring a unique perspective to the Board, having spent the last 13 years advising boards and management teams on corporate governance, investor relations, executive compensation, M&A and stockholder activism. From a rare insider perspective, he has seen the differences between well-functioning boards that help properly guide the strategy of the Company while providing accountability and pro-active initiatives versus those that were reactive in nature and not working towards the best interests of their stockholders. In fact, Mr. Kovler designed the SilverArrow plan to bring the Company's corporate governance up to modern standards. The stockholders need Mr. Kovler to serve as a strong advocate for governance on the Board. Mr. Kovler previously worked as a Senior Vice President at D.F. King & Co., Inc., a proxy solicitation, corporate governance and investor relations consulting firm. His experience encompasses many of the most complex and contentious M&A transactions and proxy contests occurring in the U.S. and Europe over the past ten years, along with advising some of the largest publicly traded companies in the U.S. and Europe on Corporate Governance, Investor Relations and Communications programs. In his final two years at D.F. King & Co., Inc., he advised companies on over 20 announced transactions valued at over $350 billion.

8 I *For further information please visit www.fixrofin.com.*

SilverArrow

Fix Rofin: It’s time for change to unlock long - term stockholder value. I. Rofin at a Glance p. 5 II. Our Proposals and Nominees p. 7 - 8 III. Stockholder Value D estruction p. 10 - 14 IV. Selected O perational Lowlights p . 16 - 22 V. Corporate Governance Deficiencies p . 24 - 29 VI. Third Party Analysis p. 31 - 32 VII. SilverArrow’s A ction Plan p . 34 - 36 VIII. Further Information and Supporting M aterial Starting on p . 38 9 I For further information please visit www.fixrofin.com .

Rofin’s stock price has been outperformed by most of the peer group companies and indices: ▪ Rofin’s stock price decreased by 17% over 1 year, outperformed by most of its peer group companies and relevant indices; ▪ Rofin’s stock price decreased by 29% over 3 years , outperformed by all of its peer group companies and relevant indices; ▪ Rofin’s stock price decreased by 48% over 5 years , outperformed by all of its peer group companies and relevant indices. We believe Rofin’s stock buy back programs masked poor stock performance: ▪ Market valuation dropped by 57% from $ 1.330b to $564m ( - $633m) since first stock buy back program while the company bought back stock investing $170m; ▪ Most of the peer group companies outperformed Rofin’s stock price over the same period of time. We believe Rofin’s misguided board and management strategy could not reverse the trend over years: ▪ We believe current management has disregarded all calls for a change in strategy and corporate governance which resulted in the continuous underperformance of the stock; ▪ ISS in 2015 has given the board the worst industry governance and board practices score. We believe that Rofin’s leadership has destroyed stockholder value. III. Stockholder Value D estruction 10 I For further information please visit www.fixrofin.com .

Stock price performance (indexed) vs. relevant indices (1 year; 2 /9/ 15 – 2 /9/ 16 ): ▪ Rofin’s stock price decreased by 17% over 1 year while ▪ S&P 500 / Information Technology index decreased by 7%, ▪ NASDAQ Composite index decreased by 10%, ▪ Russel 3000 index decreased by 12% and ▪ S&P Mid Cap 400 / Electronic Equipment & Instruments index decreased by 20%. Rofin’s stock price decreased by 17% over 1 year, outperformed by most of its peer group companies and relevant indices. III. Stockholder Value D estruction Stock price performance (indexed) vs. peer group (1 year; 2/9/15 – 2/9/16): ▪ Rofin’s stock price decreased by 17% over 1 year while ▪ Coherent increased by 22%, ▪ II - IV’s stock price increased by 17%, ▪ IPG’s stock price decreased by 4%, ▪ GS s stock price decreased by 11% and ▪ Newport’s stock price decreased 26%. Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan 60 70 80 90 100 110 120 130 74.00 82.81 89.56 96.27 117.23 122.11 Rofin-Sinar Technologies Inc. Daily 19.80 0.00 0.00% VWAP: High: 125.68 Low: 80.64 Chg: -17.19% (INDEX) Rofin-Sinar Technologies Inc. - Price (INDEX) Coherent, Inc. - Price (INDEX) GSI Group Inc. - Price (INDEX) Newport Corporation - Price (INDEX) II-VI Incorporated - Price (INDEX) IPG Photonics Corporation - Price Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan 70 80 90 100 110 120 130 80.29 82.81 88.60 90.32 93.49 Rofin-Sinar Technologies Inc. Daily 19.80 0.00 0.00% VWAP: High: 125.68 Low: 80.64 Chg: 828.00% (INDEX) Rofin-Sinar Technologies Inc. - Price (INDEX) Russell 3000 - Price (INDEX) S&P Mid Cap 400 / Electronic Equipment & Instruments - IND - Price (INDEX) NASDAQ Composite - Price (INDEX) S&P 500 / Information Technology - SEC - Price Source: FactSet 11 I For further information please visit www.fixrofin.com .

Stock price performance (indexed) vs. relevant indices (3 years; 2/8/ 13 – 2 /9/ 16 ): ▪ Rofin’s stock price decreased by 29% over 3 years while ▪ NASDAQ Composite index increased by 34%, ▪ S&P 500 / Information Technology index increased by 33%, ▪ Russel 3000 index increased by 19% and ▪ S&P Mid Cap 400 / Electronic Equipment & Instruments index decreased by 8% . Rofin’s stock price decreased by 29% over 3 years, outperformed by all of its peer group companies and relevant indices. III. Stockholder Value D estruction Stock price performance (indexed) vs. peer group (3 years; 2 /8/ 13 – 2 /9/ 16 ): ▪ Rofin’s stock price decreased by 29% over 3 years while ▪ Coherent’s stock price increased by 34%, ▪ GSI’s stock price increased by 26%, ▪ IPG’s stock price increased by 22%, ▪ II - IV’s stock price increased by 16% and ▪ Newport’s stock price decreased by 2%. 4/13 7/13 10/13 1/14 4/14 7/14 10/14 1/15 4/15 7/15 10/15 1/16 60 80 100 120 140 160 180 71.04 98.43 115.74 122.08 126.46 133.68 Rofin-Sinar Technologies Inc. Daily 19.80 0.00 0.00% VWAP: High: 108.22 Low: 69.18 Chg: -28.96% (INDEX) Rofin-Sinar Technologies Inc. - Price (INDEX) Coherent, Inc. - Price (INDEX) GSI Group Inc. - Price (INDEX) Newport Corporation - Price (INDEX) II-VI Incorporated - Price (INDEX) IPG Photonics Corporation - Price 4.13 7.13 10.13 1.14 4.14 7.14 10.14 1.15 4.15 7.15 10.15 1.16 60 80 100 120 140 160 180 71.04 92.45 119.55 132.95 133.65 Rofin-Sinar Technologies Inc. Daily 19.80 0.00 0.00% VWAP: High: 108.22 Low: 69.18 Chg: 7103.00% (INDEX) Rofin-Sinar Technologies Inc. - Price (INDEX) Russell 3000 - Price (INDEX) S&P Mid Cap 400 / Electronic Equipment & Instruments - IND - Price (INDEX) NASDAQ Composite - Price (INDEX) S&P 500 / Information Technology - SEC - Price Source: FactSet 12 I For further information please visit www.fixrofin.com .

Stock price performance (indexed) vs. relevant indices (5 years; 2 /9/11 – 2 /9/ 16 ): ▪ Rofin’s stock price decreased by 48% over 5 years while ▪ NASDAQ Composite index increased by 53%, ▪ S&P 500 / Information Technology index increased by 45%, ▪ Russel 3000 index increased by 37% and ▪ S&P Mid Cap 400 / Electronic Equipment & Instruments index decreased by 9%. Rofin’s stock price decreased by 48% over 5 years, outperformed by all of its peer group companies and relevant indices. III. Stockholder Value D estruction Stock price performance (indexed) vs. peer group (5 years; 2/9/11 – 2 /9/16): ▪ Rofin’s stock price decreased by 48% over 5 years while ▪ IPG increased by 136%, ▪ Coherent increased by 39%, ▪ GSI remained unchanged, ▪ Newport decreased by 15% and ▪ II - IV decreased by 20%. '11 '12 '13 '14 '15 0 50 100 150 200 250 300 350 52.33 80.40 85.01 100.33 139.36 236.14 Rofin-Sinar Technologies Inc. Daily 19.80 0.00 0.00% VWAP: High: 114.69 Low: 45.53 Chg: -47.67% (INDEX) Rofin-Sinar Technologies Inc. - Price (INDEX) Coherent, Inc. - Price (INDEX) GSI Group Inc. - Price (INDEX) Newport Corporation - Price (INDEX) II-VI Incorporated - Price (INDEX) IPG Photonics Corporation - Price '11 '12 '13 '14 '15 40 60 80 100 120 140 160 180 200 220 52.33 91.76 137.39 145.68 153.05 Rofin-Sinar Technologies Inc. Daily 19.80 0.00 0.00% VWAP: High: 114.69 Low: 45.53 Chg: 5232.00% (INDEX) Rofin-Sinar Technologies Inc. - Price (INDEX) Russell 3000 - Price (INDEX) S&P Mid Cap 400 / Electronic Equipment & Instruments - IND - Price (INDEX) NASDAQ Composite - Price (INDEX) S&P 500 / Information Technology - SEC - Price Source: FactSet 13 I For further information please visit www.fixrofin.com .

Stock price performance (indexed) vs. peer group ( 11/5/07 – 2/9/16 ): ▪ Rofin’s stock price and decreased by 54% while ▪ IPG’s stock price increased by 315%, ▪ Coherent’s stock price increased by 169%, ▪ II - IV ’s stock price increased by 19%, ▪ Newport ’s stock price increased by 12% and ▪ GS ’s stock price I decreased by 59%. We believe Rofin’s stock buy back programs masked poor stock performance. III. Stockholder Value D estruction Development market valuation since first stock buy back program (11/5/07 – 2 /9/ 16 ): ▪ Rofin’s market valuation dropped by 57% from $1’330m to $564m ( - $633m) while the company bought back stock investing almost $170m: ▪ 1 st program ( 11/15/07 – 05/17/08 ): Investment: $120m, ▪ 2 nd program ( 05/21/10 – 03/02/11 ) Investment : $28m, ▪ 3 rd program ( 08/10/12 – 08/09/13 ) Investment : $15m and ▪ 4 th program (11/02/14 – 05/15/14) Investment : $6m. '08 '09 '10 '11 '12 '13 '14 '15 400 600 800 1,000 1,200 1,400 1,600 1,800 564.44 Rofin-Sinar Technologies Inc. Daily High: 1512.86 Low: 363.41 Chg: -57.58% Rofin-Sinar Technologies Inc. - MV '08 '09 '10 '11 '12 '13 '14 '15 4 5 6 7 8 9 10 20 30 40 50 60 70 80 90 100 200 300 400 500 600 700 40.67 46.34 112.44 118.87 269.01 414.65 Rofin-Sinar Technologies Inc. Daily High: 113.69 Low: 29.42 Chg: -53.66% (INDEX) Rofin-Sinar Technologies Inc. - Price (INDEX) Coherent, Inc. - Price (INDEX) IPG Photonics Corporation - Price (INDEX) GSI Group Inc. - Price (INDEX) Newport Corporation - Price (INDEX) II-VI Incorporated - Price Source: FactSet , Rofin 14 I For further information please visit www.fixrofin.com .

Fix Rofin: It’s time for change to unlock long - term stockholder value. I. Rofin at a Glance p. 5 II. Our Proposals and Nominees p. 7 - 8 III. Stockholder Value D estruction p. 10 - 14 IV. Selected O perational L owlights p . 16 - 22 V. Corporate Governance Deficiencies p . 24 - 29 VI. Third Party Analysis p . 31 - 32 VII. SilverArrow’s A ction P lan p . 34 - 36 VIII. Further Information and Supporting M aterial Starting on p . 38 15 I For further information please visit www.fixrofin.com .

IV. Selected Operational Lowlights

We believe that
Rofin has demonstrated poor operational performance compared to its peer group.


Relative sales
-35%
Sales growth
-5% to 1%
only (2016E)
Almost No
gross margin
Improvement
(2015)2
R&D -30%
than peer group
average
Below
average
financial ratios

Rofin's sales and market share keeps losing ground compared to its peers:

- Sales grew by only 2.4% CAGR while total relative market[1] grew with a CAGR of 7.0% (2006 – 2015);
- Rofin's sales relative to it's peer group decreased by 35% from 20% down to 13% from 2006 to 2015. Numerous Analysts expect that Rofin will continue to lag behind its peers on growth in the coming years;
- Rofin expects a sales growth rate between -5% and +1% only.

We believe Rofin is unable to achieve the margins of its peer group's average and uses currency effects to create the illusion of progress:

- Gross margin was constantly below peer groups average between 2011 and 2015;
- The comparison of the gross margin of 2015 vs. 2014 shows almost no improvement if viewed on constant currency rates.

We believe Rofin risks deterioration of its competitive position with below peer group average R&D spending:

- EBIT margin development shows a negative trend over the past 5 years;
- R&D spending is 30% lower than peer group average (2015). Gap in R&D spending compared to peer group tend to increase over the past 3 years.

Almost all of Rofin's key financial ratios are below peer group average:

- All selected profitability, operating cycle and liquidity ratios are below peer group average;
- Almost all operational efficiency ratios are below peer group average.

We believe that more transparency and disclosure in Rofin's communication with its stockholders is necessary to fully understand the company's performance.

Notes: [1]Total relative market is defined as the sum Rofin's and peer group's sales; [2]in 2015 vs. 2014 if viewed on constant currency rates.

16 I *For further information please visit www.fixrofin.com.*
SilverArrow

16% 18% 19% 19% 19% 16% 16% 15% 15% 14% 10% 10% 9% 10% 9% 19% 21% 23% 24% 26% 23% 21% 20% 20% 20% 16% 14% 13% 12% 12% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2013 2014 2015 2016E* 2017E* Rofin Coherent IPG GSI Newport II-VI 11% 11% 13% 16% 14% 15% 16% 16% 18% 19% 21% 19% 18% 19% 19% 17% 18% 16% 16% 15% 15% 14% 12% 13% 15% 11% 8% 10% 10% 9% 7% 8% 9% 10% 12% 14% 17% 19% 21% 23% 27% 26% 24% 23% 24% 24% 23% 23% 21% 20% 20% 21% 23% 19% 17% 18% 17% 16% 14% 13% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Rofin Coherent IPG GSI Newport II-VI Rofin’s sales and market share continues to lose ground compared to its peers. IV. Selected Operational L owlights Sales development vs. peer group: ▪ Sales increased from 2006 to 2015 with a CAGR of 2.4% while the total relative market * grew with a CAGR of 7.0%. The peer group sales average grew even with 7.9% between in the same period; ▪ Sales decreased with a CAGR of 3.4% from 2011 to 2015 while t he total relative market grew with a CAGR of 4.6%. The peer group sales average grew even with 6.2% between in the same period; ▪ Rofin’s sales relative to it’s peer group decreased by 35% from 20% down to 13% from 2006 to 2015; ▪ Analysts expect that Rofin’s sales will grow from 2015 until 2017 with a CAGR of 1.2% while while peer groups average sales will grow with a CAGR of 7.4%. Rofin’s sales relative to it’s peer group is expected to decrease from 13% to 12%; ▪ Rofin’s own sales guidance of $495m - $525m (vs. $520m in 2015) shows the company expects a sales growth rate between - 5 % and +1% for FY2016. D evelopment of Rofin’s sales relative to it’s peer group: Estimated development of Rofin’s sales relative to it’s peer group: Sales development 2006 – 2015: Sources: Analysts estimates, FactSet , MarketsandMarkets, Peer Group Filings, Rofin Filings, SilverArrow Analysis; Notes: The market as used at this slide is defined as the sum of peer groups sales plus Rofin’ s sales for the respective periods; Analyst do not show estimations for GSI in 2017. We have assumed that GSI will not grow from 2016 to 2017. 2015 Figures for IPG, GSI and Newport are based on Analyst fiscal years estimates. All estimates are as of 1 Feb 2016 . Analysts estimates 421 480 575 350 424 598 540 560 530 520 12% 14% 20% -39% 21% 41% -10% 4% -5% -2% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 200 250 300 350 400 450 500 550 600 650 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Sales Growth Figures in $ million Figures in $ million 17 I For further information please visit www.fixrofin.com .

38.8% 36.4% 35.1% 35.6% 37.8% 38.9% 35.2% 35.2% 36.0% 36.2% 33.0% 35.0% 37.0% 39.0% 41.0% 43.0% 45.0% 47.0% 2011 2012 2013 2014 2015 Rofin (as reported) Rofin (at constant currency rates) Gross margin as reported: Gross margin as reported vs. gross margins at constant currency rates: Observations: ▪ 2015 : COGS/Sales was 10% higher than peer group average. We believe that there is significant room for cost reductions ; ▪ 2015: Depreciation/sales was 29% lower than peer group average. Removing depreciation from COGS increases the gap between Rofin and peer group from 10% to 13% which shows that lower depreciation partially compensates the higher COGS; ▪ 2015: Rofin’s reported gross margin increased by 1.6pp from 35.6% to 37.8% but was - 13% lower than peer groups average ; ▪ 2011 – 2015: Gross margin was constantly below peer groups average between 2011 and 2015; ▪ 2015: SilverArrow’s analysis shows that the gross margin at constant currency rates drops by 1.6pp vs. the gross margins as reported; ▪ 2015 vs. 2014: The comparison with the gross margin of 2014 at constant currency rates show that there is almost no improvement (36.2% vs. 36% which shows that gross margin improvements (as reported) are mainly driven by currency effects and not by operational improvements. We believe Rofin is unable to achieve the margins of its peer group’s average and uses currency effects to create the illusion of progress. IV. Selected Operational L owlights Sources: Peer Group Filings, Rofin Filings, SilverArrow Analysis ; Note: 2015 Figures for IPG, GSI and Newport are based on last twelve months actuals (Q4 2014 - Q3 2015) . 38.8% 36.4% 35.1% 35.6% 37.8% 45.0% 43.0% 41.6% 42.0% 43.4% 33.0% 35.0% 37.0% 39.0% 41.0% 43.0% 45.0% 47.0% 2011 2012 2013 2014 2015 Rofin Peer Average - 13% - 15% - 16% - 15% - 14% 18 I For further information please visit www.fixrofin.com .

38 43 43 46 40 40 41 45 52 57 35 40 45 50 55 60 2011 2012 2013 2014 2015 Rofin Peer Average Figures in $ million 14.0% 9.3% 8.8% 6.4% 10.8% 14.1% 8.6% 8.9% 6.8% 8.8% 5.0% 6.0% 7.0% 8.0% 9.0% 10.0% 11.0% 12.0% 13.0% 14.0% 15.0% 2011 2012 2013 2014 2015 Rofin (as reported) Rofin (at constant currency) Research & Development: EBIT margin as reported vs. EBIT margin at constant currency rates: Observations: ▪ 2015: SG&A/Sales was only 2% lower than peer group average even though showing a GAGR from 2011 to 2015 of 1%. The level of SG&A tends to increase slightly ; ▪ 2015: The level of amortization was 66% below the peer group average. The level was constantly below peer group average; ▪ 2015: R&D/sales was 8% lower than peer group average ; ▪ 2015: R&D in US - Dollar is 30% lower compared to peer group average. The peer group has increased their R&D spending with a CAGR of 9.2% over the past 5 years while Rofin’s R&D spending grew with a CAGR of 1.1%. We believe that Rofin risks its competitive position; ▪ 2015 : D&A/sales was 39% lower than peer group average. D&A sales grew with a CAGR of 9.3% over the past 5 years ; ▪ 2015: EBIT margin was 32% lower than peer group average which is an improvement compared to the past years ; ▪ 2015: Rofin’s EBIT margin at constant currency rates is 19% lower than the EBIT margin as reported; ▪ 2011 – 2015: The analysis of Rofin’s EBIT margins at constant currency rates shows a more negative trend (GAGR - 11%) as the EBIT margin development as reported (CAGR - 6%). We believe Rofin risks deterioration of its competitive position with below peer group average R&D spending. IV. Selected Operational L owlights Sources: Peer Group Filings, Rofin Filings, SilverArrow Analysis ; Note: 2015 Figures for IPG, GSI and Newport are based on last twelve months actuals (Q4 2014 - Q3 2015) . - 30% - 19% 19 I For further information please visit www.fixrofin.com .

IV. Selected Operational Lowlights

Rofin's key financial ratios[1] are all below peer group averages.

	Rofin-Sinar					Peer Group (latest fiscal year)					
Profitability (%)	**2011**	**2012**	**2013**	**2014**	**2015**	**Avg.**	**COHR**	**IPGP**	**GSIG**	**NEWP**	**II-VI**
Return on Assets	9.91	5.29	5.14	3.63	5.91	6.68	7.76	17.64	-4.35	6.12	6.19
Return on Equity	13.52	7.17	6.76	4.67	7.64	8.39	9.46	20.30	-7.47	10.26	9.40
Return on Total Capital	12.89	6.85	6.50	4.53	7.38	7.90	9.46	19.79	-5.21	8.28	7.20
Return on Invested Capital	13.08	7.03	6.63	4.56	7.44	7.97	9.46	19.99	-5.34	8.36	7.36
Operating Efficiency	**2011**	**2012**	**2013**	**2014**	**2015**		**COHR**	**IPGP**	**GSIG**	**NEWP**	**II-VI**
Revenue/Employee (in USD m)	0.28	0.24	0.25	0.23	0.23	0.23	0.31	0.25	0.26	0.24	0.09
Receivables Turnover (x)	5.27	4.53	4.83	4.58	4.90	5.97	5.74	6.24	6.23	6.27	5.35
Inventory Turnover (x)	2.16	1.77	1.83	1.77	1.76	2.86	2.86	2.06	3.44	3.10	2.85
Payables Turnover (x)	15.85	13.30	14.14	14.21	13.74	12.57	13.73	19.57	8.38	10.88	10.30
Asset Turnover (x)	0.99	0.83	0.83	0.76	0.74	0.84	0.82	0.68	0.94	1.06	0.70
Working Capital Turnover (x)	1.79	1.69	1.50	1.42	1.37	2.08	1.44	1.00	2.82	3.16	1.98
Operating Cycle (Days)	**2011**	**2012**	**2013**	**2014**	**2015**		**COHR**	**IPGP**	**GSIG**	**NEWP**	**II-VI**
Days of Inventory on Hand	169	206	200	206	208	131	128	178	106	118	128
Days of Sales Outstanding	69	81	76	80	75	61	64	59	59	58	68
Days of Payables Outstanding	23	27	26	26	27	32	27	19	44	34	35
Liquidity	**2011**	**2012**	**2013**	**2014**	**2015**		**COHR**	**IPGP**	**GSIG**	**NEWP**	**II-VI**
Current Ratio	3.49	3.64	4.44	4.75	4.46	4.57	5.55	7.32	3.38	2.89	3.69
Quick Ratio	2.08	1.97	2.61	2.84	2.81	3.34	4.28	5.92	2.22	1.78	2.50
Cash Ratio	0.97	0.84	1.26	1.42	1.60	1.92	2.66	4.28	0.94	0.48	1.25

: Below peer group average   : Better than peer group average

Rofin 2015 vs. Peer Group Average

Sources: FactSet, Peer Group Filings, Rofin Filings, SilverArrow Analysis; Note: 2015 Figures for IPG, GSI and Newport are based on last twelve months actuals (Q4 2014 - Q3 2015).
Note: [1]Selected key financial ratios reflect, in the opinion of SilverArrow, the most relevant ratios.

20 I *For further information please visit www.fixrofin.com.*

SilverArrow

IV. Selected Operational Lowlights

We believe that more transparency and disclosure in Rofin's communication with it's stockholders is necessary to fully understand company's performance (1/2).

In 2015 Rofin has stated that their gross profit increased mainly as a result higher efficiencies and reduced manufacturing cost:

- *"We delivered very strong third quarter results that demonstrate that our measures to increase efficiency and profitability are gaining momentum" (press release, Q3 results, Aug. 6, 2015);*
- *"As a percentage of sales for the three and nine-month periods ended June 30, 2015, gross profit increased mainly as a result of the higher efficiency in production combined with reduced manufacturing cost …" (10Q report filed Aug. 10, 2015);*
- *"This effort is gaining momentum, as evidenced by our very strong financial results for the most recently reported fiscal quarter, in which we doubled year-to-date net income, increased our gross margin to nearly 40%" (press release, Oct. 9, 2015);*
- *"We are pleased to report strong financial results for our fourth quarter and full fiscal year. … We continue to see the positive effects of our cost optimization strategies, including our consolidation efforts, and were able to further improve gross profit margin to 40% for the quarter (press release, FY 2015 and Q4 results, Nov. 12, 2015).*

We believe that more transparency and disclosure is necessary to fully understand the performance of Rofin since their gross profit increase is mainly driven by currency effects:

- Our analysis of the figures adjusted by the currency translation effects as reported by Rofin (including 10Q, press releases, earnings calls) shows that the gross margin has only increased only by 0.2 percentage points (36.2% (adjusted) vs. 36.0% (previous year)) for fiscal year 2015;
- This shows that the margin improvements are mainly driven by currency translation effects and not "as a result higher efficiencies and reduced manufacturing cost" as stated by the company several times;
- It seems to us that Rofin owes its stockholders and the market a clear explanation as to what exactly drives its gross profit increase, internal progress and evolution, or the strengthening of the U.S. Dollar. We also ask the company to explain why they abstained from mentioning their previously stated gross margin goal of 40% in their latest presentation of quarterly results (February 4, 2016).

Figures as reported

(USD mn)	FY 2015	Δ	FY 2014
Sales	**519.64**	**-2.0%**	**530.12**
Macro	*200.36*	*-4.4%*	*209.63*
Marking / Micro	*243.10*	*-2.9%*	*250.23*
Components	*76.19*	*8.4%*	*70.26*
Cost of Goods Sold (COGS)	323.17	-5.3%	341.20
Gross Income	**196.48**	**4.0%**	**188.92**
margin	*37.8%*	*+2.2pp*	*35.6%*
SG&A Expense	97.41	-8.2%	106.05
Intangibles Amortization	3.06	5.2%	2.91
Research & Development	39.99	-12.9%	45.90
EBIT (Operating Income)	**56.03**	**64.5%**	**34.06**
margin	10.8%	*+4.4pp*	6.4%
Non operating Income - Net	0.94	-64.2%	2.62
Pretax Income	**56.97**	**55.3%**	**36.68**
margin	11.0%	*+4.0pp*	6.9%
Income Taxes	15.75	36.6%	11.53
Net Income	**41.22**	63.9%	**25.15**
margin	**7.9%**	*+3.2pp*	4.7%

Figures at constant exchange rates

(USD mn)	FY 2015	Δ	FY 2014
Sales	**568.94**	**9.1%**	**521.52**
Cost of Goods Sold (COGS)	363.17	6.4%	341.20
Gross Income	**205.78**	**9.6%**	**187.72**
margin	*36.2%*	*+0.2pp*	*36.0%*

Sources: Filings Rofin-Sinar for 2015 including Q1, Q2, Q3, Q4 and full year report; Earnings call transcripts Rofin-Sinar; SilverArrow analysis

21 I *For further information please visit www.fixrofin.com.*

SilverArrow

IV. Selected Operational Lowlights

We believe that more transparency and disclosure in Rofin's communication with it's shareholders is necessary to fully understand company's performance (2/2).

Surprise history quarterly sales: Rofin's guidance vs. analysts consensus and actual sales per quarter:

U.S. Dollar

Date Issued	Period	Item	Guid (Low)	Guid (High)	Mean	Mean Surp (%)	Actual	Actual Surp (%)	Price Impact (%)
04 Feb '16	Q2 '16E	Sales	115.0	121.0	129.8	-9.1	-	-	-10.4
12 Nov '15	Q1 '16	Sales	113.0	118.0	124.8	-7.5	112.5	-2.6	-6.6
06 Aug '15	Q4 '15	Sales	135.0	140.0	149.8	-8.2	142.0	3.3	-6.5
07 May '15	Q3 '15	Sales	130.0	135.0	136.3	-2.8	132.5	0.0	12.2
05 Feb '15	Q2 '15	Sales	121.0	126.0	136.8	-9.7	122.7	-0.6	-8.1
13 Nov '14	Q1 '15	Sales	127.0	132.0	135.8	-4.6	122.4	-5.5	9.0
07 Aug '14	Q4 '14	Sales	142.0	147.0	146.5	-1.3	146.1	1.1	0.7
08 May '14	Q3 '14	Sales	132.0	137.0	138.5	-2.9	134.3	-0.2	6.3
06 Feb '14	Q2 '14	Sales	123.0	128.0	135.7	-7.5	128.6	2.5	4.0
07 Nov '13	Q1 '14	Sales	122.0	127.0	143.3	-13.1	121.2	-2.7	-8.5
01 Aug '13	Q4 '13	Sales	135.0	140.0	146.8	-6.3	147.6	7.3	-0.5
02 May '13	Q3 '13	Sales	132.0	137.0	138.9	-3.2	139.1	3.4	-0.5
07 Feb '13	Q2 '13	Sales	132.0	137.0	134.1	0.3	131.1	-2.5	0.3
08 Nov '12	Q1 '13	Sales	130.0	135.0	133.4	-0.7	142.2	7.3	12.9
02 Aug '12	Q4 '12	Sales	125.0	130.0	156.6	-18.6	147.5	15.7	-2.2
03 May '12	Q3 '12	Sales	130.0	135.0	144.0	-8.0	131.7	-0.6	-10.3
02 Feb '12	Q2 '12	Sales	130.0	135.0	142.0	-6.7	129.4	-2.3	-13.3
04 Nov '11	Q1 '12	Sales	137.0	142.0	153.7	-9.3	131.6	-5.7	-10.9
04 Aug '11	Q4 '11	Sales	155.0	160.0	155.1	1.5	169.5	7.6	-0.8
05 May '11	Q3 '11	Sales	145.0	150.0	142.7	3.3	154.9	5.0	-8.7

Surprise history quarterly EPS: Rofin's guidance vs. analysts consensus and actual sales per quarter:

U.S. Dollar

Date Issued	Period	Item	Guid (Low)	Guid (High)	Mean	Mean Surp (%)	Actual	Actual Surp (%)	Price Impact (%)
04 Feb '16	Q2 '16E	EPS	0.20	0.26	0.41	-43.9	-	-	-10.4
12 Nov '15	Q1 '16	EPS	0.19	0.24	0.34	-37.4	0.23	7.0	-6.6
06 Aug '15	Q4 '15	EPS	0.48	0.53	0.56	-9.8	0.52	3.0	-6.5
07 May '15	Q3 '15	EPS	0.39	0.42	0.37	8.5	0.41	1.2	12.2
05 Feb '15	Q2 '15	EPS	0.21	0.23	0.35	-37.1	0.31	40.9	-8.1
13 Nov '14	Q1 '15	EPS	0.28	0.30	0.26	10.1	0.22	-24.1	9.0
07 Aug '14	Q4 '14	EPS	0.30	0.34	0.34	-5.9	0.43	34.4	0.7
08 May '14	Q3 '14	EPS	0.20	0.24	0.23	-3.3	0.23	4.5	6.3
06 Feb '14	Q2 '14	EPS	0.08	0.12	0.26	-61.5	0.16	60.0	4.0
07 Nov '13	Q1 '14	EPS	0.06	0.08	0.37	-81.1	0.08	14.3	-8.5
01 Aug '13	Q4 '13	EPS	0.28	0.31	0.38	-22.0	0.35	18.6	-0.5
02 May '13	Q3 '13	EPS	0.26	0.28	0.37	-27.5	0.31	14.8	-0.5
07 Feb '13	Q2 '13	EPS	0.26	0.28	0.30	-11.0	0.26	-3.7	0.3
08 Nov '12	Q1 '13	EPS	0.25	0.28	0.32	-18.0	0.32	20.8	12.9
02 Aug '12	Q4 '12	EPS	0.25	0.28	0.45	-41.4	0.35	32.1	-2.2
03 May '12	Q3 '12	EPS	0.27	0.30	0.37	-23.5	0.29	1.8	-10.3
02 Feb '12	Q2 '12	EPS	0.27	0.30	0.36	-21.6	0.28	-1.8	-13.3
04 Nov '11	Q1 '12	EPS	0.33	0.36	0.52	-33.7	0.28	-18.8	-10.9
04 Aug '11	Q4 '11	EPS	0.51	0.57	0.54	-0.5	0.60	11.1	-0.8

Sources: FactSet, Rofin Filings, SilverArrow Analysis.

Observations

- Rofin quarterly **sales and EPS missed analysts expectations in 17 out of 20** quarters (85%);
- Rofin quarterly **sales missed their own guidance in 9 out of 19 quarters** (47%);
- Rofin quarterly **EPS missed their own guidance in 4 out of 19 quarters** (21%);
- We believe this reflects a combination of the **Company failing operationally** and being **unable to properly guide analyst expectations** of Rofin's outlook.
- Communication with stockholders need to be improved:
  - We believe that Rofin's **Investor presentation** does not present the company properly and lacks relevant information;
  - Rofin's quarterly and **annual reports** often use the same exact generic strategy and market quote to investors i.e. 10-K 2009, 2010, 2011, 2014;
  - We believe that **Investor Relations processes** need to be dramatically improved (i.e. earnings calls, data disclosure, outreach, communications, etc.).

22 I *For further information please visit www.fixrofin.com.*

SilverArrow

Fix Rofin: It’s time for change to unlock long - term stockholder value. I. Rofin at a Glance p. 5 II. Our Proposals and Nominees p. 7 - 8 III. Stockholder Value D estruction p. 10 - 14 IV. Selected O perational L owlights p . 16 - 22 V. Corporate Governance Deficiencies p . 24 - 29 VI. Third Party Analysis p . 31 - 32 VII. SilverArrow’s A ction P lan p . 34 - 36 VIII. Further Information and Supporting M aterial Starting on p . 38 23 I For further information please visit www.fixrofin.com .

V. Corporate Governance Deficiencies

Don’t be fooled by this Board and their lip service on corporate governance.

We believe that the board composition demonstrates an entrenched board without proper governance:

- Lengthy Tenure,
- Lack of Independence,
- Questionable “Known” Related Party Transactions,
- Violation of their own retirement age Bylaw,
- Questionable Lawsuit and
- Competitor on Our Board.

We believe that the Board has taken unacceptable actions:

- Fire CEO and name COO as new CEO,
- Appoint Jennifer Bunis as a new director,
- Removed mandatory retirement age,
- Only put Non-Binding Proposals on Agenda for Declassification of the Board and Eliminating Supermajority Voting -> after receiving stockholder proposal from SilverArrow,
- Ignored SilverArrow’s stockholder proposals on calling a special meeting and acting by written consent,
- Published what we believe to be false and misleading statements about SilverArrow nominees,
- Indicated there is a thorough annual process to evaluate current directors and potentially add new directors when there hadn’t been any Board refreshment in 12+ years,
- Added new language to Bylaws stating that the majority of the Board will select replacement Directors for any resignation, and
- Adopted exclusive forum provision without stockholder approval.

DON’T BE FOOLED BY THIS BOARD! WE BELIEVE EVERY POSITIVE CORPORATE GOVERNANCE CHANGE MADE HAS BEEN IN REACTION TO SILVERARROW. IF NOT FOR OUR ADVOCACY EFFORTS, WE BELIEVE THE COMPANY WOULD HAVE CONTINUED DOWN THE STATUS QUO, WITH NO NEW DIRECTORS, NO PROPOSALS TO IMPROVE CORPORATE GOVERNANCE AND NO ACCOUNTABILITY FOR THEIR ACTIONS!

24 | *For further information please visit www.fixrofin.com.*

SilverArrow

V. Corporate Governance Deficiencies

We believe that the Board composition demonstrates an entrenched board without proper governance.

Lengthy Tenure	– No new directors added in 12+ years before SilverArrow asked for representation; – 6 of the 8 directors have served on the board for 12+ years; 4 of the 8 directors have served on the board for 20+ years; – Average tenure of 18+ years (without including the new CEO and new "independent" director); – Average tenure of 14 years (including the new CEO and new "independent" director).
Lack of Independence	– Mr. Willis and Mr. Fantone have had numerous cross-directorships over the past 18 years; – We believe Ms. Bunis (new director) has previous relationships with the Board and she recently started a laser consulting firm with her husband; – Only 5 of the 8 directors are deemed independent by NASDAQ.
Questionable "Known" Related Party Transactions	– Mr. Baasel has served on the Board for 20+ years while earning over $11mm for leasing property to Rofin-Sinar; – Personal relationship between management and third party consultants – could that have an impact on inflated cost and objectivity of acting personnel?
Violate their own Retirement Age Bylaw	– 4 current directors had surpassed the Company's recently deleted mandatory retirement age bylaw, including two up for election at 2016 annual meeting; – Average age of 65 years.
Questionable Lawsuit	– Mr. Smoke has served as head of audit committee while being accused of "organized accounting fraud" by his previous employer.
Should a Competitor be on Our Board?	– Mr. Fantone is the President and Chief Executive Officer of Optikos Corporation, an optical engineering company with numerous patents related to fiber lasers. Are his interests more aligned with Optikos or Rofin?

25 I For further information please visit www.fixrofin.com.

SilverArrow

We believe that the Board has taken unacceptable actions. V. Corporate Governance Deficiencies Why this is Unacceptable? While the Company is being criticized for operational deficiencies, the Board determined that they should hire the then current COO (with over 15 years at the Company), who we believe was culpable for many of the issues ailing the Company; There was no known outside search and the Company had no previously disclosed succession plan; The Board determined that the new CEO as a Board member would not be ratified by stockholders until 2018, in effect giving stockholders no voice on the CEO choice for almost three years . Fire CEO and Name COO as New CEO Why this is Unacceptable? The Board added Ms. Bunis after almost six months of conversations with SilverArrow on board representation; We believe Ms . Bunis’ skills do not match those that are needed on the Board; Rofin reflects in its proxy statement very much on her “strong business and industry history” which we believe has been positively influenced by personal relationships: At Synrad , where she spent most of her career, she had been promoted after her husband was named president in 1998 and reported to him until both left the company in 2012; We believe Ms . Bunis has relationships with at least one Board member and her husband started a laser consulting firm in 2015; The Board determined that Ms. Bunis would not be ratified by stockholders until 2018, in effect giving stockholders no voice on her addition for over 2 years; The Board did not seek input or take suggestions on new directors from stockholders. Appoint Jennifer Bunis as a N ew Director Why this is Unacceptable? When making the first positive corporate governance change since being legally obligated to ratify executive compensation, the Company took this opportunity to ensure they did not improve their overall Corporate Governance, by: Removing Mandatory Retirement Age in the face of a proxy contest where two incumbent nominees have surpassed the retirement age and Adopting Exclusive Forum provision without stockholder approval. Adopt Majority Voting - > After Receiving Stockholder Proposal from SilverArrow 26 I For further information please visit www.fixrofin.com .

V. Corporate Governance Deficiencies

We believe that the Board has taken more unacceptable actions.

Removed Mandatory Retirement Age	**Why this is Unacceptable?** – While we agree that there are extenuating circumstances where exceptions can be made for a mandatory retirement age, in theory, such provisions are designed to ensure an appropriate level of board refreshment; – The Company previously ignored the Mandatory Retirement Age on three occasions, we believe showing no adherence to one of their few positive Corporate Governance provisions.
Put Non-Binding Proposals on Agenda for Declassification of the Board and Eliminating Supermajority Voting -> After Receiving Stockholder Proposal from SilverArrow	**Why this is Unacceptable?** – We believe this is another instance of the Board playing games, as they could have chosen to put binding resolutions on the agenda for both proposals; – No recommendation made and the Board could have simply recommended “against” our stockholder proposal, rather than confusing the issue for holders and trying to take some credit for bringing the items forth; – Even though the Board has seen that such proposals are overwhelmingly supported by proxy advisory firms and institutional investors, they have tried to play the let’s wait and see approach.
Ignored SilverArrow’s Stockholder Proposals on Calling a Special Meeting and Acting by Written Consent	**Why this is Unacceptable?** – By not including all agenda items on their proxy card, the Board chose to disenfranchise any stockholder voting on the Company’s white proxy card from voting on all agenda items; – Rofin has not disclosed this information openly so that stockholders understand the other voting items on the SilverArrow green proxy card; – We believe the Board tried to make some reactive changes to our five stockholder proposals, but only reacted substantially to the only proposal that wasn’t threatening to them (adopting majority voting in uncontested elections when the Company was in the midst of a contested election).

27 | For further information please visit www.fixrofin.com.

SilverArrow

We believe that the Board has taken even more unacceptable actions. V. Corporate Governance Deficiencies Why this is Unacceptable? - Rather than focusing their campaign on their own performance, corporate governance and the strength of their nominees, they have chosen to engage in a negative, shrill campaign, designed to distract stockholders from the real issues - The Board is intent on twisting the truth and bringing up irrelevant details of the SilverArrow nominees to distract stockholders from the serious issues of the incumbent Rofin Nominees. Attempt to Slander SilverArrow Nominees Why this is Unacceptable? - It is virtually impossible that over the past 12 years (before SilverArrow) the Nominating Committee had any reasonable process to attempt to refresh the Board or improve governance; - It is shocking that the Nominating Committee allowed Mr. Smoke to serve as Chair of the Audit Committee, given a lawsuit related to his previous role as CFO of a company; - It is questionable that Mr. Baasel still serves on the Board, over 20 years after selling his company to Rofin and he still collects rent payment from the C ompany. Indicated There is a Thorough Annual Process to Evaluate Current Directors and Potentially Add New Directors Why this is Unacceptable? - We believe that this was put in place because of a current director (Mr. Wirth ) indicating that he plans to step down from the Board in short order. In order to preserve the status quo, the Board has likely determined to announce this action after the Annual Meeting, rather than allow stockholders to have any voice on more hand picked individual(s ) joining the Board. We implore the Board to adhere to positive corporate governance, even if just one time. Added New Language to Bylaws stating that the Majority of the Board will Select Replacement Directors for any Resignations 28 I For further information please visit www.fixrofin.com .

V. Corporate Governance Deficiencies

Rofin's Nominees – Do you want to continue to entrust these individuals?

Name	Age	Note
Mr. Daniel J. Smoke Board Tenure – 13 years	66	Mr. Smoke was fired with cause and accused of serious violations related to his previous employment at JAC Products, where he served as CFO. Not only did the Board appoint him Head of the Audit Committee, he also serves as a member of the Nominating and Compensation Committees. We question why the Board would re-nominate Mr. Smoke, in light of his legal issues and lengthy tenure.
Mr. Carl F. Baasel Board Tenure – 20 years	74	Director Baasel has served on the Board as an affiliated director for 20 years, since selling his Company to Rofin. He has also profited handsomely from receiving over $11mm from the Company for lease payments of building space used. We are dismayed that the Company would lease property from one of its directors, especially for such a long period of time. This would seem to create a conflict Mr. Baasel as he continually had to weigh his own interests against stockholders' interests each time the issue of his property came up (in addition to other potential conflicts). He has also surpassed the mandatory retirement age for numerous years. As an affiliated director, he does not serve on any key committees. We question why the Board would re-nominate Mr. Baasel in light of the aforementioned related party transactions, his inability to serve on key committees, no value add from specific knowledge of the Company he sold 20+ years ago, his lengthy tenure and his age.
Mr. Gary K. Willis Board Tenure – 20 years	70	Director Willis has served on the Board for 20 years. He has a history of serving on numerous Boards with Mr. Stephen Fantone, Chair of the Nominating Committee. We believe that such cross directorships can impugn an individual's independence. He has also surpassed the mandatory retirement age. We question why the Board would re-nominate Mr. Willis, in light potential independence issues, lengthy tenure and age.

BY VOTING THE GREEN PROXY CARD AND ELECTING MR. LIMBERGER, MR. RAINER AND MR. KOVLER, STOCKHOLDERS CAN CHANGE THE DYNAMICS OF THIS ENTRENCHED, LONG-TENURED BOARD. MR. SMOKE, MR. BAASEL AND MR. WILLIS HAVE SERVED A COMBINED 53 YEARS ON THE BOARD!

29 | *For further information please visit www.fixrofin.com.*

SilverArrow

Fix Rofin: It’s time for change to unlock long - term stockholder value. I. Rofin at a Glance p. 5 II. Our Proposals and Nominees p. 7 - 8 III. Stockholder Value D estruction p. 10 - 14 IV. Selected O perational L owlights p . 16 - 22 V. Corporate Governance Deficiencies p . 24 - 29 VI. Third P arty Analysis p . 31 - 32 VII. SilverArrow’s A ction P lan p . 34 - 36 VIII. Further Information and Supporting M aterial Starting on p . 38 30 I For further information please visit www.fixrofin.com .

Third parties’ unfavorable opinions of Rofin illustrate that many share our beliefs (1/2). ▪ ISS Proxy Paper (02/19/2015) Board: ISS QuickScore of 7 with a red flag for “Board Composition” Shareholder rights: QuickScore of 8 with red flags for “ T akeover Defenses” and “Meeting and voting related issues” Governance: ISS QuickScore of 8 (Note: a score of 1 indicates lower governance risk, while a 10 indicates higher governance risk. R ed flag: The total number of points in this subcategory is at the bottom of the possible range. The recent update as of February 1, 2016 shows the same scores) ▪ Glass Lewis Proxy Paper (02/20/2015): " Three of the seven directors are either affiliated with the Company or are insiders . We believe this raises concerns about the objectivity and independence of the board and its ability to perform its proper oversight role ”; "Director Baasel received $883,000 in lease payments from the Company during the most recently completed fiscal year. We question the need for t he Company to lease property from one of its directors. We view such relationships as potentially creating conflicts for directors , as they may be forced to weigh their own interests in relation to shareholder interests when making board decisions ”. ▪ optics.org - Industry Specialist Publication (07/08/15): “ There is a school of thought that Rofin's organizational structure is far more complicated than is needed for what - by industrial standards – remains a relatively small company, and that various facilities and back - office functions could be consolidated more effectively.” ▪ Stifel Nicolaus (08/06/15): “Revenues guidance disappointing ”; “Internal Diode production is having yield issues ”; “ Execution risk associated with ramping fiber laser”; “ Outsized exposure to secularly declining high power CO2 market”. ▪ The Benchmark Company (08/07/15): “Rofin sales have declined since 2011 ”; “Rofin margins are below those of competing firms ”; “Rofin faces strong competition ”. VI. Third Party Analysis 31 I For further information please visit www.fixrofin.com .

Third parties’ unfavorable opinions on Rofin illustrate that many share our beliefs (2/2). ▪ activiststocks.com (10/13/15): “Rofin is battling the likes of IPG Photonics, Lumentum , Coherent and nLight . Rofin would be able to compete more effectively if a number of changes were made , including the personnel at company director level. New directors are needed to help refocus Rofin and add fresh perspectives with a greater focus on stockholder accountability .” ▪ optics.org - Industry Specialist Publication (11/16/15 ): “ Rofin disappoints with weak outlook … Weak outlook hits stock price ” ▪ Euro am Sonntag (12/08/15 ): “ Something is wrong ! … Share buybacks were carried out only if there were opportunistic trade dates for stock options for directors.” (in relation to the var ious directors dealings in a buyback period) ▪ Longbow Research (12/11/15 ): “ We expect that Rofin’s seemingly combative appointment (Ms. Jenifer Bunis) will push more undecided shareholders in SilverArrow’s corner”; “Shareholders may object the newly - appointed Jenifer Bunis is not a traditional candidate ”; “ We note Ms. Bunis does serve on a fundraising committee with current RSTI Director Steven Fantone , therefore it certainly appears with this appointment, the legacy Board is intentionally entrenching itself from the outside”. ▪ Longbow Research (02/02/16 ): “ Smoke, but No Fire ; Downgrade Rofin to NEUTRAL ”; “We have not yet seen Rofin make inroads with any major cutting/welding OEMs; “ Analyst sees risk in … loss of market share, adverse product mix, difficulty in achieving higher sales volumes and gross margins…and/or more fiber laser competitors… and poor execution of current and future acquisitions.“ VI. Third Party Analysis 32 I For further information please visit www.fixrofin.com .

Fix Rofin: It’s time for change to unlock long - term stockholder value. I. Rofin at a Glance p. 5 II. Our Proposals and Nominees p. 7 - 8 III. Stockholder Value D estruction p. 10 - 14 IV. Selected O perational L owlights p . 16 - 22 V. Corporate Governance Deficiencies p . 24 - 29 VI. Third party Analysis p . 31 - 32 VII. SilverArrow’s A ction P lan p . 34 - 36 VIII. Further Information and Supporting M aterial Starting on p . 38 33 I For further information please visit www.fixrofin.com .

VII. SilverArrow's Action Plan

Dedicated SilverArrow program to achieve cost and market leadership.

Potential for significant EBITDA upside through numerous opportunities to increase sales, market share and efficiency of Rofin and by implementing an Operational Excellence Program driving both top- and bottom line improvements.

Ongoing Improvement Cycle

- Centralization of services and outsourced processes (sales, finance, sourcing, R&D, legal, strategy/M&A, etc.) – refocus on internal processes (audit, compliance, etc.).
- Site and entity consolidation process / production network enhancement, establish continuous improvement processes around measurable CTQ's (Operational Excellence).
- HR and leadership evaluation program with industry leading incentives based on meritocracy and performance.

Short Term
< 1 year

- Remove unnecessary dual listing in Germany ($500-800k)and dual HQ;
- Eliminate large consulting spending by the Board and Management ($3-5m);
- Consolidate global operations to reduce base costs ($4-6m);
- Initiate Operational Excellence Program and reduce High-Power Fiber manufacturing cost by +20%;
- Initiate Diode production and reduce related costs to increase competitiveness;
- Accelerate ultra-short-pulse development (Pico/ Femto);
- Refocus sales force on global landscape with clear annual targets:
  - Launch 2.5KW Fiber Module (Macro OEM);
  - Launch <2.0KW Fiber Module.
- Drive new Smartphone integration kit sales push in US and Asia (ceramic/sapphire/glass);
- Accelerate Fiber Laser sales initiative in China;
- Analyse optimal product mix (CO2/ Fiber) to adjust substitution impact and gain margin;
- Install accretive small scale M&A to add technology and market share.

Est. savings of $8-$12m.

Mid Term
1-2 years

- Roll-out full scale central global sourcing/purchasing (e-bidding, cross BU, etc.);
- Complete site consolidation for Germany and the UK while continuing global realignment;
- Focus Chinese production on low power systems;
- Operational Excellence push to increase profitability of reorganized company;
- Strengthen sales pipeline in US and Asia while building EU leadership, continue to build top-talent:
  - New High-Power Fiber module > 3.0KW;
  - Establish/expand <2.0KW Fiber Module;
  - Push M&D Fiber Laser amplifier demand;
  - Build Smartphone cutting kits expertise and market globally;
  - Expand and win new OEM's in High-Power Fiber Laser;
  - Focus on new OEM's in semiconductor-market (USP-L);
  - New applications & system technology e.g. Ablation, 3Dprint, Excimer replacement focus, Medical;
- Accretive mid size M&A to add technology, market share;
- Explore technological partnerships.

Est. sales upside of $80-$100m.

Est. savings of $20-$30m.

Long Term
> 3 years

- Finalize "One-Company" approach to complete centralization of all internal processes;
- Re-evaluate previously launched production optimization and sales/marketing concepts for enhanced speed:
  - Global platform production process;
  - Focus on Fiber, USP, Diode and continue to build components and service business and concepts;
  - Expand "Systems Strategy" on a worldwide level;
  - Increase market focus like Japan and Korea with strengthened platform in China;
  - Expand platform and systems strategy for refocused revenue model;
  - Build new technology centre platform for higher technology output;
- Accelerate larger scale M&A and partnership approach.

Est. sales upside of $60-$80m.

Est. savings of $10-$15m.

Sources: SilverArrow analysis and estimations

34 I *For further information please visit www.fixrofin.com.*

SilverArrow

VII. SilverArrow's Action Plan

Strong operational upside potential to the benefit of stockholders.

Technology & Footprint

- Streamline technology / product portfolio; focus on high-margin business with substantial growth potential (i.e. fiber laser in new applications (2.5KW;>3.0KW; <2.0KW), USPL and new Ablation, 3Dprint, Excimer replacement);
- Continue to strengthen the global market leader position in MACRO business unit (welding, cutting);
- Expanding position in MICRO business unit (Fine cutting, structuring applications, etc.);
- Extending COMPONENT business to cater to global demands of the manufacturing industry;
- Reconfiguration of the global manufacturing network to lower the global level of fix costs (i.e Diodes, etc.).

+

Growth & Profitability

- Refocus on diode cost component (50% of Bill of Material);
- New sales push & market approach counteracting European dependency and risk from 'China Seismology';
- Standardization of expensive customized solution to platform approach to support customer demands;
- Operational Excellence Program to drive profitability across business units (achieve industry benchmark in phase 1);
- Expansion in selected high-growth markets with new product portfolios and a dedicated cross-selling approach;
- Continue to scout for M&A opportunities in the high tech landscape -> market consolidation opportunities.

+

Management & other

- Introduce a company wide cross business assessment to identify leadership development;
- Reorganization of Sales Force to meet global customer base with cross business approach;
- Introduce shared service concept for central or back office functions across the company;
- Harmonize R&D organization currently operating disconnected;
- Improvement of capital deployment, net working capital (cash conversion cycle), keep CAPEX vs. D&A at current level.

=

Potential impact up to:
+$180m Sales Upside
+$57m Cost Reduction

- Significant upside potential in the valuation over the short, mid and long-term through:
  1. Improvement in innovation cycle by **focusing on high-value projects** (fiber new tech, USPL, smartphone kits, etc.);
  2. Shift from engineering driven into building a **sales-marketing driven organization**;
  3. Margin opportunities through **consolidation of old M&A** and cross company **shared service implementation**;
  4. Focussed **cost-out initiative on diode production**, platform approach and refocused R&D;
- Drive a **focused IR initiative** to reinvigorate the markets with this technology leader.

Sources: SilverArrow analysis and estimations.

35 I *For further information please visit www.fixrofin.com.*

SilverArrow

Rofin: A company in need of change! ▪ We believe that Rofin’s leadership has destroyed stockholder value over the long - term and short - term. ▪ We believe that Rofin shows poor operational performance compared to its peer group. ▪ We believe that the Board composition demonstrates an entrenched board with poor governance . ▪ We believe that Rofin’s board has taken numerous statutory actions without shareholder consent . ▪ Third parties unfavorable opinions on Rofin show that they share our beliefs . VOTE GREEN and support SilverArrow’s proposals! Generate change and create long - term stockholder value: ☞ Proposal no. 1: E lection of our nominees to the board: T. Limberger, G. Rainer, J. Kovler and achieve potential sales upside of +$180m, cost savings of $57m and immediately stop cash drain. Regain control over Corporate Governance: ☞ Proposal no. 2: Advisory vote to declassify the board of directors; ☞ Proposal no. 3: Advisory vote to reduce supermajority voting provisions; ☞ Proposal no. 4: Advisory vote to permit stockholders owning 15% of outstanding shares to call a special meeting; ☞ Proposal no. 5: Advisory vote to permit stockholders to act by written consent. Fix Rofin: It’s time for change to unlock long - term stockholder value. VII. SilverArrow’s Action Plan 36 I For further information please visit www.fixrofin.com .

VIII. Further Information and Supporting M aterial 37 I For further information please visit www.fixrofin.com .

Current Board of Directors V. Corporate Governance Sources: Rofin definitive proxy statement as of 2016/02/17 Name Affiliation Shares Stock Gen - Age Key Commitees Term Term Tenure 2 Board Member owned 1 options der Audit Comp Nom start end Carl F. Baasel Director 0.41% M 74 1996 2016 20 Up for election in 2016 Daniel J. Smoke Independent 0.16% M 66 Chair ✔ ✔ 2003 2016 13 Director Gary K. Willis Independent 0.18% M 70 ✔ Chair ✔ 1996 2016 20 Director Stephen D. Fantone Independent 0.06% M 62 ✔ ✔ Chair 2005 2017 11 Director Peter Wirth Chairman 0.07% 0.09% M 69 1996 2017 20 Jenifer Bunis Independent 0.01% F 51 2015 2018 Director Thomas Merk CEO 0.02% 0.78% M 53 2015 2018 Ralph E. Reins Lead Independent 0.14% M 75 ✔ ✔ ✔ 1996 2018 20 Director Total ownership 3 : 1.04% Avg. age: 65 Avg. tenure 3 : 17 1) Ownership calculations based on 28'507'403 shares outstanding as of January 22, 2016; 2) Tenure at annual general meeting 2016 3) The amounts listed does not include shares of Common Stock that may be acquired within 60 days of January 22, 2016 through th e exercise of stock options; 4) Avg Tenure excludes J. Bunis and T. Merk since their tenure is below one year 38 I For further information please visit www.fixrofin.com .

Key Observations on Rofin’s Presentation ▪ We believe Rofin uses selective data points and generalities to mask weak historical financial performance . We believe reality shows a different picture: poor company performance compared to its peer group over years and the destruction of stockholder value . ▪ Rofin presents the current Board as the best solution; however, we believe the Board has a responsibility for the poor company performance and the destruction of stockholder value over the past years. ▪ We believe Rofin has never presented a comprehensive strategy to the public . Rofin - Sinar does not present any analysis to demonstrate how their strategy will create long - term stockholder value . We believe Rofin has plagiarized the SilverArrow strategy by accepting all headlines and sandbagging the numbers presented. ▪ We believe Rofin again did not present any evidence to support many of the personal unsubstantiated allegations of our nominees. 39 I Confidential I © SilverArrow Capital LLP VIII. Further information and supporting material

40 I Confidential I © SilverArrow Capital LLP Observations on Rofin’s Presentation VIII. Further information and supporting material Rofin Says … Our observation Rofin has a Clearly Defined Strategy to Drive Continued Growth Rofin’s sales and market share keeps losing ground compared to its peers: ▪ Sales grew by only 2.4% CAGR while total relative market grew with a CAGR of 7.0% (2006 – 2015); ▪ Rofin’s sales relative to it’s peer group decreased by 35% from 20% down to 13% from 2006 to 2015. ▪ Rofin expects a sales growth rate between - 5% and +1% only. Rofin is Delivering on its Fiber Laser Strategy – Approximately 50% of its High - Power Sales are now Fiber Rofin has not disclosed the proportion of High - Power Fiber Laser sales to total sales. Mr. Merk has publicly stated at the November 24, 2015 German Equity Forum when asked about high power fiber laser’s share of turnover “we only disclose that figure once the high power fiber laser sales are of a significant size” Rofin’s strong R&D capability is focused on further technological advancements to support long - term growth We believe Rofin risks deterioration of its competitive position with below peer group average R&D spending: ▪ EBIT margin development shows a negative trend over the past 5 years; ▪ R&D spending is 30% lower than peer group average (2015). Gap in R&D spending compared to peer group tend to increase over the past 3 years. Rofin’s Margin Enhancement Strategy is Already Succeeding We believe that Rofin is unable to achieve the margins of its peer group’s average and that currency effects create the illusion of progress: ▪ Gross margin was constantly below peer groups average between 2011 and 2015; ▪ The comparison of the gross margin of 2015 vs. 2014 shows almost no improvement if viewed on constant currency rates. ROFIN’s Proactive Cost Reduction and Efficiency Programs are Driving Margin Gains We believe the consolidation of companies and sites was long overdue. For example, two German companies recently merged were in Rofin’s possession since 1997 and 2007, respectively.

41 I Confidential I © SilverArrow Capital LLP Observations on Rofin’s Presentation VIII. Further information and supporting material Rofin says … Our observation Results for Seasonally Low Q1 Generally in Line with Management Expectations The Company’s stock price decreased dramatically after the communication of Q1 results. Rofin’s results were below analyst expectations. The Company’s Historical Performance is a Success ▪ We believe Rofin’s sales and market share keeps losing ground compared to its peers ▪ We believe Rofin is unable to achieve the margins of its peer group’s average and uses currency effects to create the illusion of progress Current Board Best Qualified to increase Long - term value for all shareholders ▪ We believe the Board, which has an average tenure of 17 years, is fully responsible for the poor performance of the company and the poor governance level in the past. ▪ We believe that the board composition demonstrates an entrenched board without proper governance. We believe that the Board has taken unacceptable actions. Rofin Has A Standard Board Vetting Process The Rofin Nominating Committee has not contacted our references, and we believe they have instead relied upon private investigators and inaccurate press clippings.

42 I Confidential I © SilverArrow Capital LLP Observations on Rofin’s Presentation VIII. Further information and supporting material Rofin says … Our observation Mr. Limberger Has a Track Record of Long - Term Value Destruction Mr. Thomas Limberger is a highly experienced corporate restructuring expert with deep knowledge of the laser, optoelectronics and materials processing markets and Rofin’s customer and technology base. He also is the main representative behind SilverArrow’s ownership of ~10% of Rofin’s outstanding shares. We believe he will help ensure that Rofin’s operations are streamlined, managed more efficiently, while helping steer the Company into new developing markets and applications. With deep corporate and M&A experience from previous CEO positions and multinational directorships, we believe he is an ideal candidate to fix the Company’s issues and fill the knowledge gap of the Board. Mr. Kovler Has Significant Character Concerns Mr. Jordan Kovler brings the necessary corporate governance, M&A, investor relations and business development expertise. We believe he will help ensure that Rofin’s corporate governance significantly improves, along with the Company’s transparency, investor relations program and any potential M&A. He has advised over 50 boards of US publicly traded companies on a wide range of issues and challenging the status quo in these situations to ensure these boards made the best decisions for its holders. We Repackage ROFIN’s Actions as our Strategy ... We believe ROFIN has not presented a comprehensive strategy to the public, neither in its investor presentations nor in its quarterly or annual reports. We believe Rofin has not presented any analysis to demonstrate how their strategy will create long - term stockholder value. We have a clear strategy to fix Rofin, which we believe has partially been adopted by Rofin after we initiated our discussions with them after the first quarter 2015. We believe we presented our strategy first, and that Rofin has only made changes as a result of our advocacy. We believe Rofin has missed many opportunities to change the company over the past couple of years.

VIII. Further information and supporting material

Mr. Daniel Smoke's Lawsuit

Mr. Smoke was a defendant in a suit instigated by his former employer, JAC Holding Enterprises, Inc. et al ("JAC"). The case was being litigated in the U.S. District Court for the Eastern District of Michigan (Detroit), JAC Holding Enterprises, Inc. et al v. Atrium Capital Partners, LLC et al., case #2:2012cv15450. This case arose from alleged organized fraud carried out during the sale of JAC by the defendants (including Mr. Smoke) to certain buyers. It is alleged that "during due diligence, certain defendants conspired to knowingly, intentionally and recklessly make fraudulent representations and statements and conceal material information for the purpose of inflating JAC's apparent value."

- Paragraph 7 of the complaint states that:

  "Daniel J. Smoke was the Chief Financial Officer of JAC until he was terminated for cause on December 21, 2010."

- Paragraphs 34 and 35 of the complaint further alleges:

  34. "……… First, they fraudulently manipulated and omitted negative financial data that should be have been reflected in the consolidated financial statements and other due diligence materials provided to the Buyers. Smoke took the laboring oar in carrying out this part of the scheme at the direction of the other Conspirators.

  35. "For example, Smoke, at the instruction of and with the knowledge of the other Conspirators, instructed employees at JAC in an August 27, 2010 e-mail message to "manufacture" earnings when he saw that JAC's actual performance was coming in far lower than the Conspirators needed to get their desired price for JAC. By "manufacture," Smoke meant that he wanted – pursuant to the Conspirators' plan – JAC's employees to manipulate the company's financials to mask and conceal JAC's true financial condition. Smoke, under the direction of and with the knowledge of the other Conspirators, also directed JAC employees to ignore negative financial information and withhold it from JAC's financial statements."

- Further, at paragraph 53, it is alleged that:

  "One of the most blatant indications of the Conspirators' overarching scheme that the Buyers found is an effort Smoke made to conceal what the Conspirators had done by deleting incriminating e-mails. Smoke was released from JAC almost immediately after closing. The Buyers discovered that before leaving, Smoke attempted to permanently delete incriminating email Messages […] There is no doubt Smoke deleted these e-mails in a knowing and intentional effort to prevent the Buyers from seeing his communications with the other Conspirators. Indeed, Smoke did not merely move the e-mails to his "Trash," or "Deleted Items" folder; instead, he double-deleted the files so they could not be easily restored."

- The United States District Court for the Eastern District of Michigan made the following statement in a February 10, 2014 opinion and order:

  "Smoke was the CFO of JAC until he was fired on December 21, 2010. It is reasonable to infer that as an officer and employee of JAC, he stood to gain from the misrepresentations by preserving his own salary and position. The complaint also alleges that when he was dismissed, Smoke deleted thousands of email messages between himself and other defendants, in order to conceal their communications relating to the fraudulent scheme. Moreover, Smoke allegedly instructed JAC employees to "manufacture earnings" by using the laundry list of sketchy accounting techniques detailed in the complaint and by omitting a host of negative elements from the financial records provided to the buyers. Wynnchurch charges that Smoke was involved in and personally carried out every one of the specific incidents of concealment and misrepresentation detailed in the complaint, except for the issue of the Mazda tooling costs. -38- The Court finds that the complaint properly pleads claims under the federal securities statutes and rules."

43 I *For further information please visit www.fixrofin.com.*

SilverArrow

VIII. Further information and supporting material

Mr. Gary Willis … and Mr. Stephen Fantone … have a past history of serving on numerous boards together, …

- In addition to serving together on the board of directors of Rofin, Messrs. Willis and Fantone have also served together on the boards of directors of Zygo Corporation ("Zygo") and Benthos Inc. ("Benthos"). The chart below, which is based on information contained in proxy statements of Zygo, Bentos and the Company, details the years of service of Messrs. Willis and Fantone on the three boards. Mr. Willis also served as CEO of Zygo.

	Mr. Willis	**Mr. Fantone**
Rofin-Sinar	1996 – present	2005 - present
Zygo	2009 – 2014	2009 - 2014
Benthos	1998 – 2006	1995 – 2006

- SilverArrow believes Messrs. Willis and Fantone's 17 years of continuous overlapping board service could be viewed as a factor when considering whether Rofin's board is able to consider new approaches.

44 | *For further information please visit www.fixrofin.com.*

SilverArrow

We believe Mr. Fantone Demonstrated Another Reason Why This Board Should Not Be Entrusted Mr. Fantone, Head of the Nominating Committee, interviewed one of the Company’s two Chief Operating Officers, Mr. Martin Seifert, in 2013 and it was shocking to us what was said. Mr. Seifert is also the President of NuFern , a company that Rofin purchased in 2008. This confirmed many of our suspicions on Rofin’s operations and improper Board oversight: ▪ On Nufern’s operations and integration into Rofin - Sinar : “ Nufern is still a very independent company . We’re part of a much larger team. But it’s still very much run by our own little group .” ▪ On Nepotism in the workplace and Nufern’s approach to marketing: “ Well, I’m very, very fortunate that I married my best friend and she’s also my partner. Nufern wouldn’t be here today if she wasn’t with us every darn day. She actually does the marketing and all of the design work of the company .” ▪ On his grasp of finance, a skill that is useful for someone serving as Chief Operating Officer of a publicly traded company: “ That is just an area that escapes me. Not only do I not understand the basic concepts of finance, I just don’t have the patience to add up a column of 653 num ber s and get it right at the bottom. So, from the lowest level of finance to the highest level of finance, it’s a spectacular science that I’ll never understand.” ▪ On the importance of agreements and negotiations in major projects and/or investments: The expansion that we just did, we just invested $12 million in that. The landlord started construction on a handshake . It wasn’t until the very end that we said, “ Maybe we should put a contract in place to cover all this, to make sure that it’s good”. What is more shocking? a) The Head of the Nominating Committee (Mr. Fantone) conducting the interview didn’t ever act on these unbelievable statements mad e by one of his executives. Is Mr. Fantone unaware that this is not the way a publicly traded company should be run? b) The Chief Operating Officer of the Defense business admits that Nufern still hasn’t been integrated, he hired his wife for all marketing and design, he admits no understanding of the basic concepts of finance and doesn’t understand the importance of signed agreements and proper negot iat ions to safeguard stockholder interests . IT IS A SHAME MR. FANTONE IS NOT RUNNING FOR ELECTION THIS YEAR AND THAT HE IS THE HEAD OF THE NOMINATING COMMITTEE Watch the interview: http://www.osa.org/en - us/corporate_gateway/events_programs/executive_speaker_series/executive_speaker_series_martin_seifert/ VIII. Further information and supporting material 45 I For further information please visit www.fixrofin.com .

SilverArrow Capital Advisors LLP Ι 3 More London Riverside, 1st Floor Ι London SE1 2RE Ι United Kingdom T: + 44 (0) 20 3637 2185 Ι F: + 44 (0) 20 3014 8671 Ι www.silverarrowcapital.com

VOTE THE GREEN PROXY CARD FOR THREE HIGHLY QUALIFIED NEW DIRECTORS AND

STOCKHOLDER PROPOSALS TO FIX ROFIN-SINAR TECHNOLOGIES, INC.

February 23, 2016

Dear Fellow Stockholders,

SilverArrow is one of the largest stockholders of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”). We are deeply concerned about the Company’s abysmal performance relative to its competitors in the marketplace. We believe Rofin’s material underperformance is due to an entrenched board of directors (the “Board”) far more committed to retaining their positions than optimizing the Company’s performance and maximizing shareholder value. Accordingly, we urge you to vote FOR Mr. Thomas Limberger, Mr. Gebhard Rainer and Mr. Jordan Kovler on the GREEN proxy card, FOR Declassifying the Board, FOR Reducing Supermajority Voting, FOR Allowing Stockholders to Call a Special Meeting and FOR Allowing Stockholders to Act by Written Consent. Please note that the Company has not including our stockholder proposals related to calling Special Meetings and Acting by Written Consent. If you vote on the Company’s proxy card, you will be disenfranchised from voting on these proposals. You can only vote on all proposals by voting on the GREEN SilverArrow proxy card. Further details about SilverArrow and our strategy for Rofin may be found at www.fixrofin.com.

THE SILVERARROW NOMINEES HAVE THE FINANCIAL, BUSINESS AND GOVERNANCE

EXPERTISE TO OVERSEE THE TURNAROUND AT ROFIN

WWW.FIXROFIN.COM

Throughout this process, we believe the Board has shown its true colors. We would expect a Company in such a situation to show shareholders how their past decisions have increased long term value and demonstrated positive corporate governance practices, while always looking for ways to improve in the future. However, what does a board do when they have nothing positive to rest on? We believe the Company has failed to integrate acquisitions and allowed business units to effectively run as their own little companies, failing to yield any economies of scale. In the 12+ years that 75% of this Board has been together, we believe they never made a single positive corporate governance change. We believe he Company has failed to reach the operational efficiency of their peers and the Board had ample opportunity to address these issues. Instead, we believe they showed complacency and only recently began focusing on any of these issues. You will note that their materials don’t tout their achievements. They merely try to cast doubt on our nominees rather than tout their own strength. We only have one goal, to increase the value of the Company by making the changes necessary to drive long term growth.

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THOMAS LIMBERGER, A HIGHLY EXPERIENCED CORPORATE RESTRUCTURING EXPERT, WILL

PROVIDE A FRESH PERSPECTIVE ON THE ROFIN BOARD

Mr. Thomas Limberger has a deep understanding of the material processing, optoelectronics and laser business, having operated for years in this industry. Mr. Limberger has experience managing businesses of up to $5 billion in revenue and has served on the boards of several listed companies. Mr. Limberger currently serves as Founder, Partner and Chief Executive Officer of SilverArrow. He had been the CEO and National Executive of General Electric Germany, Austria and Switzerland, overseeing the capital and industrial businesses in the region. During Mr. Limberger’s tenure as CEO of OC Oerlikon AG, the company’s market capitalization increased from CHF 1.6 billion to CHF 8.5 billion (431%) and its share price increased almost 5 fold while outperforming the Swiss market! In fact, the stock price increased so dramatically, Mr. Limberger returned 40,000 options to Oerlikon because the equity value of his overall compensation package became out of line with peers.

Additionally, during Mr. Limberger’s four-year tenure as CEO of Von Roll Holding AG, the company’s stock price doubled from January 2007 until the beginning global economic crisis in January 2009. During the same period, the Swiss stock market declined 37%. Having presided over M&A transactions of approximately $16 billion in recent years, we believe Mr. Limberger has the expertise to oversee the Company in executing a future buy and build strategy. Mr. Limberger is focused on constructive methods to increase long-term shareholder value through operational and structural changes.

The Board has attempted to cast Mr. Limberger’s successes in a poor light by attributing to him decisions made after his tenure and the impact of the global economic crisis. The Board has also dredged up inaccurate press reports that allege Mr. Limberger used Oerlikon resources to book chartered jets and purchase sports cars, and that he left VonRoll as a result of a loss of confidence of a major shareholder. The Board’s allegations are entirely untrue. Yet again, we believe the Board has chosen to smear the reputation of a shareholder committed to maximizing shareholder value rather than acknowledge the critical need for the constructive changes that Mr. Limberger has pledged to progress. We believe Mr. Limberger has the experience and the energy to bring fresh and productive operational and financial ideas to the Rofin Board that are much needed to enhance the company’s shareholder value.

GEBHARD RAINER’S C-LEVEL FINANCIAL AND BUSINESS EXPERTISE IS DRASTICALLY NEEDED AT ROFIN

Mr. Gebhard Rainer has exceptional operational and financial background and would be a strong addition to the Board. We believe he would be an excellent candidate to serve as Chair of the Audit Committee. Mr. Rainer currently serves as the President and Chief Operating Officer at Coach Inc. He previously worked in numerous capacities at Hyatt Hotels Corporation from 1994-2014, including the role of CFO for numerous years. For the past 35 years, he has gained operational, financial and strategic experience globally, through living and working in the United States, Europe, the Middle East and Asia. The Board has endorsed Mr. Rainer by inviting him to serve as a director.

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JORDAN KOVLER IS THE ARCHITECT OF THE MUCH NEEDED GOVERNANCE REVOLUTION AT ROFIN

We believe Mr. Jordan Kovler is an outstanding choice for Rofin’s Board, especially in light of the changes needed with respect to corporate governance, transparency and shareholder communications. He will bring a unique perspective to the Board, having spent the last 13 years advising boards and management teams on corporate governance, investor relations, executive compensation, M&A and stockholder activism. From a rare insider perspective, he has seen the differences between well-functioning boards that help properly guide the strategy of the Company while providing accountability and pro-active initiatives versus those that were reactive in nature and not working towards the best interests of their stockholders. In fact, Mr. Kovler designed the SilverArrow plan to bring the Company’s corporate governance up to modern standards, which includes:

•	Destaggering the Board;

•	Majority voting for directors;

•	Allowing stockholders to call special meetings;

•	Allowing stockholders to act by written consent; and

•	Allowing changes to the Company’s charter and by-laws by a simple majority vote of stockholders.

After we announced our plan to strengthen the Company’s governance structure, the Company adopted a majority voting by-law, and the Board has requested advisory votes on the other matters. However, in another showing of this Board’s idea of Corporate Governance, they have chosen not to include two of our stockholder proposals in their proxy materials. We believe the stockholders need Mr. Kovler to serve as a strong advocate for governance on the Board.

Mr. Kovler previously worked as a Senior Vice President at D.F. King & Co., Inc., a proxy solicitation, corporate governance and investor relations consulting firm. His experience encompasses many of the most complex and contentious M&A transactions and proxy contests occurring in the U.S. and Europe over the past ten years, along with advising some of the largest publicly traded companies in the U.S. and Europe on Corporate Governance, Investor Relations and Communications programs. In his final two years at D.F. King & Co., Inc., he advised companies on over 20 announced transactions valued at over $350 billion. His shareholder activism defense business counted such clients as Staples, Interpublic Group of Companies, JDSU, URS Corp, Wynn Resorts and eBay, amongst others. With respect to corporate governance consulting and investor relations consulting, he counted some of the largest publicly traded companies as his clients, including ExxonMobil, Raytheon, AIG, Comcast, Ameriprise and Fifth Third Bank. Additionally, he serves on his firm’s executive committee and was responsible for developing new business lines, streamlining business units and reducing costs throughout the organization. His independent perspectives, communication and analytic skills, combined with his background and knowledge of corporate governance, investor relations, M&A and shareholder activism make him a necessary addition to this what we believe to be an over tenured, entrenched board.

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THE COMPANY’S POOR STOCK PRICE AND OPERATIONAL PERFORMANCE DEMAND CHANGE

ROFIN’S STOCK PRICE LAGS FAR BELOW ITS PEERS AND THE BROADER MARKET

The Company’s stock performance has lagged significantly behind its peer group and various indices over the past five-years. The Five Year Cumulative Total Return chart below from the Company’s annual report displays the significant gap between the Company’s stock performance and the performance of the market as a whole.

In addition, the Company’s stock performance over the past year has been particularly abysmal. The chart below depicts the total return over the past 12 months, through February 19, 2016, assuming a $100 investment.

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*as reported on Rofin’s Form 4 filings with the Securities & Exchange Commission.

THE CURRENT BOARD HAS OVERSEEN THE DETERIORATION OF SALES AND POOR MARGINS FOR TOO LONG

Deterioration of Relative Sales and Market Share. While the global laser market and Rofin’s peer group average has grown from 2011-2015, Rofin’s relative sales have clearly decreased over this period. In addition, compared to its peer group, Rofin’s relative market share has decreased from 20% to 13% from 2006-2015. Analysts do not anticipate any improvement. Numerous analysts, including Longbow Research, Warburg Research, Stifel Nicolaus and the Benchmark Company, expect that Rofin will continue to lag behind its peers on growth in the coming years.

Weak Relative Operational Performance. The Company’s margins have significantly trailed its peers since 2010, a group that includes Coherent Inc., IPG Photonics Corp., GSI Group Ltd., Newport Corp and II-VI Inc.. We had previously observed that the Company’s gross margins had decreased from 38.8% to 37.8% from 2011 through 2015 with a low of 35.1% in 2013, while its peer group currently report average gross margins of approximately 43.5% in 2015.

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Misguided Capital Allocation. We believe the Company should also drastically improve its capital allocation strategy. While we are generally supportive of share buybacks, we believe that the Company has not used the buybacks to maximize shareholder value, as evidenced by an approximately 57% decrease in market valuation since the first buyback program was initiated in November 2007. We believe, spending more than $169 million of the Company’s funds on four unsuccessful share buyback initiatives, while management and the Board have sold-off significant amounts of shares during the process, speaks volumes about the Board’s failure to put Rofin’s capital to work for the Company’s - and its shareholders’ benefit.

NOW is the time for change!

WHEN ELECTED, OUR DIRECTORS WILL TAKE IMMEDIATE ACTION

We believe an Operational Excellence Program and certain other simple steps would increase EBITDA margins significantly. We have designed the following game plan for a Rofin turnaround, which we will propose to implement at the first Board meeting after the election at the Annual Meeting.

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Looking at recent communication of Rofin, we believe the current management and board, have plagiarized the SilverArrow “Operational Excellence Strategy”, which has been transparently discussed and publicized by SilverArrow for over one year. We believe this underlines clearly, that for the past 15 years the current board, management had no strategy, financial acumen or even basic business understanding to keep Rofin on eye-to-eye level with its industry peers. Even more we believe the cost base of the company has been inflated by having a flock of long tenured consultants, serving as intellectual crutches for the board and management, taking margin away from us shareholders.

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WE BELIEVE THE CURRENT BOARD IS ENTRENCHED AND HAS DEMONSTRATED A LACK OF

ACCOUNTABILITY TO STOCKHOLDERS

We believe the incumbent directors are entrenched, having served a combined 104 years on the Rofin Board, an average of over 17 years. Despite their long tenure, the members of the Rofin board of directors do not have a significant ownership interest in the company. We believe the incumbent board therefore lacks a meaningful economic interest in holding management accountable. This lack of accountability may contribute to the board’s lack of commitment to maximizing stockholder value.

DANIEL SMOKE (13 YEARS ON THE BOARD) CONTINUED AS AUDIT COMMITTEE CHAIR DESPITE SERIOUS ALLEGATIONS OF ACCOUNTING FRAUD

Mr. Daniel Smoke has served on the Board 13 years. Mr. Smoke, the Company’s Audit Committee Chairman and its audit committee financial expert, was a named defendant in a multiyear court case related to improper activities in his previous role as CFO of JAC Holding Enterprises, Inc. In a 2014 court order, the Judge summarized the case as follows:

Smoke was the CFO of JAC until he was fired on December 21, 2010. It is reasonable to infer that as an officer and employee of JAC, he stood to gain from the misrepresentations by preserving his own salary and position. The complaint also alleges that when he was dismissed, Smoke deleted thousands of email messages between himself and other defendants, in order to conceal their communications relating to the fraudulent scheme. Moreover, Smoke allegedly instructed JAC employees to “manufacture earnings” by using the laundry list of sketchy accounting techniques detailed in the complaint and by omitting a host of negative elements from the financial records provided to the buyers. [The plaintiff] charges that Smoke was involved in and personally carried out every one of the specific incidents of concealment and misrepresentation detailed in the complaint . . . .”

The case was settled soon after we announced our intention to replace Mr. Smoke as a director. We find the allegations in the case to be troubling, and we believe Mr. Smoke’s continued service as the Audit Committee Chair in light of the allegations is highly questionable.

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CARL BAASEL (20 YEARS ON THE BOARD) HAS RECEIVED OVER $11 MILLION IN PAYMENTS FROM THE COMPANY SINCE 2000.

Mr. Carl Baasel has served on the Board for 20 years. The Company’s proxy statement relating to its 2015 Annual Meeting disclosed that the Company paid Mr. Carl Baasel $834,945 in rent for a facility he partially owns in Starnberg, Germany. These payments have amounted to almost $11 million since 2000, which we believe brings into question whether Mr. Baasel’s interests are aligned with other stockholders, as he stood to gain economically each year this arrangement continued. In addition, Mr. Baasel also received $48,455 from the Company as management consulting fees and non-employee director fees.

GARY WILLIS (20 YEARS ON THE BOARD) HAS BEEN RETIRED FOR OVER 15 YEARS AND DOES NOT HAVE THE SKILLS TO OVERSEE A TURNAROUND AT ROFIN

Mr. Gary Willis has served for 20 years on the Board. Mr. Willis has been retired since 2000. Mr. Willis has also served on numerous boards with Mr. Stephen Fantone (Chair of the Nominating Committee) and we believe his independence has been compromised. We do not believe Mr. Willis has the recent experience or the perspective to oversee the changes needed at Rofin.

We would like to strongly repeat our previous statement that none of the SilverArrow nominees have ever been the subject of a formal complaint, litigation or legal claim related to their current or past professional activities. Neither of them has been the subject of a complaint made to any authority or regulator including but not limited to the US Securities and Exchange Commission, the UK Financial Conduct Authority (FCA), the Swiss Financial Market Supervisory Authority (FINMA), the German Federal Financial Supervisory Authority (BaFin). For the sake of completeness, Thomas Limberger currently holds an “approved person” status with the FCA.

VOTE THE GREEN PROXY CARD TO PUT EXPERIENCED AND

COMMITTED INDUSTRY AND FINANCE PROFESSIONALS

ON THE BOARD OF ROFIN

WE URGE ALL STOCKHOLDERS TO ELECT OUR DIRECTOR NOMINEES AND VOTE FOR OUR

STOCKHOLDER PROPOSALS ON

THE ENCLOSED GREEN PROXY CARD TODAY.

Vote for much needed change at Rofin by signing, dating and returning the enclosed GREEN proxy card. Or you may vote by telephone or internet if you own stock through a bank or broker. We urge stockholders to discard any proxy materials you receive from the Company and to vote only the GREEN proxy card. If you vote on the Company’s white proxy card, you will be disenfranchised from voting on certain proposals, as the Board has chosen not to include two of our stockholder proposals on their proxy card. If you wish to vote on our advisory proposal to permit stockholders holding 15% or more of the outstanding shares of common stock to call a special meeting of stockholders and our advisory proposal to permit stockholders to act by written consent, you can only do so by voting on the enclosed GREEN proxy card.

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If you have already voted the proxy card provided by Rofin, you have every right to change your vote by executing the enclosed GREEN proxy card - only the latest dated proxy card returned will be counted.

Your vote is very important, regardless of how many or how few shares you own. If you have any questions, or need assistance in voting your shares, please call our proxy solicitors D.F. King & Co., Inc., which is assisting us, toll-free at (866) 796-7186, call collect at (212) 269-5550 or email fixrofin@dfking.com.

Thank you for your support.

Additional Information and Where to Find It

SilverArrow Capital Advisors LLP (“SilverArrow Advisors”), collectively with Thomas Limberger, Jordan Kovler, Gebhard Rainer, Robert Schimanko and the other individuals and entities referred to in Amendment No. 1 to the Schedule 13D relating to these potential participants, which was filed with the Securities and Exchange Commission on October 8, 2015, are participants in the solicitation of proxies from shareholders in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies, Inc. (the “Company”). SilverArrow Advisors has filed a definitive proxy statement (the “2016 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Information relating to participants, including their direct or indirect interests, by security holdings or otherwise, is contained in the 2016 Proxy Statement.

SilverArrow Advisors intends to mail its definitive 2016 Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by SilverArrow Advisors with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or by writing to SilverArrow Capital Advisors LLP, 3 More London Riverside, 1st Floor, London SE1 2RE, United Kingdom.

Investor Contacts:

SilverArrow Capital Advisors LLP

Sven Ohligs (Partner): +44 (0) 20 3637 2185 or ohligs@silverarrowcapital.com

D.F. King & Co., Inc.

Richard Grubaugh (Senior Vice President): +1 (212) 493-6950 or rgrubaugh@dfking.com

Michael Madalon (Assistant Vice President): +1 (212) 269-5732 or mmadalon@dfking.com

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About SilverArrow Capital Advisors LLP

SilverArrow Capital Advisors LLP is an entity of SilverArrow Capital Group. SilverArrow Capital Group is a group of investment advice and private investment firms focusing on advisory and consultancy services in industrial growth sector investments, real estate and infrastructure projects.

SilverArrow Capital Group brings value to its private investors and partners by executing a proven activist investment strategies in industrial growth companies. SilverArrow Capital Group provides investors selected exposure to real estate through a focused range of investments tailored to their requirements.

SilverArrow Capital Advisors LLP, a limited liability partnership registered in England & Wales under registration number OC379903 with its registered office at 3 More London Riverside London SE1 2RE. A list of SilverArrow Capital Advisors LLP’s members is available on request.

Cautionary Statement Regarding Forward-Looking Statements

This letter, and our proxy statement and other communications, contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “future,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, expectations of Rofin’s long-term financial prospects, margin and cash flow expansion, and SilverArrow’s strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Rofin’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause Rofin’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: downturns in the machine tool, automotive, semiconductor, electronics, photovoltaic, and medical device industries which may have, in the future, a material adverse effect on Rofin’s sales and profitability; the ability of Rofin’s OEM customers to incorporate its laser products into their systems; the impact of exchange rate fluctuations, which may be significant because a substantial portion of Rofin’s operations are located in non-US countries; the level of competition and Rofin’s ability to compete in the markets for its products; Rofin’s ability to develop new and enhanced products to meet market demand or to adequately utilize existing technology; third party infringement of Rofin’s proprietary technology or third party claims against Rofin for the infringement or misappropriation of proprietary rights; the scope of patent protection that Rofin is able to obtain or maintain; competing technologies that are similar to or that serve the same uses as Rofin’s technology; Rofin’s ability to efficiently manage the risks associated with its international operations; risks associated with recent changes in Rofin’s senior management personnel; any adverse impact to Rofin resulting from the announcement or implementation of SilverArrow’s Operational Excellence Program; the worldwide economic environment, including specifically but not limited to in Asia; and such other factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rofin’s Annual Report on Form 10-K, as amended, for the year ended September 30, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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